UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Allied World Assurance Company Holdings, Ltd

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Beginning on or about May 5, 2009, Allied World Assurance Company Holdings, Ltd (the “Company”) plans to send the following letter to certain of its shareholders in connection with its 2009 Annual General Meeting of Shareholders.

May 5, 2009

Dear Shareholder,

The annual meeting of Allied World Assurance Company Holdings, Ltd scheduled to be held on May 7, 2009 is quickly approaching. Your vote is extremely important.

The Company’s Board of Directors (the “Board”) recommends that you vote “FOR” the nominees to the Board listed in the Proxy Statement, “FOR” the approval of the eligible subsidiary directors listed in the Proxy Statement, “FOR” the appointment of Deloitte & Touche as the Company’s independent auditors and “FOR” the approval and adoption of the Company’s Third Amended and Restated Bye-laws in its entirety.

The bye-law proposal is divided into four sub-proposals, Items C(1) through C(4) on your proxy card. In light of the adverse recommendations of the RiskMetrics Group with respect to two of these sub-proposals, with which we disagree, we would like to highlight our support for these two proposals in this letter, one, relating to an increase in the ownership limits for our founding shareholders, and the other, relating to an amendment that would give our Board greater flexibility to act in the best interests of our Company’s shareholders with respect to share transfers and issuances.

For the reasons stated below and explained in the Proxy Statement, the Board recommends that you vote “FOR” Items C(2) and C(3) as follows:

Item C(2): VOTE “FOR” an amendment to the Company’s bye-laws to increase the share ownership limits for the Company’s founding shareholders (as defined below) to not more than 24.5% of the Company’s common shares.

Like many Bermuda companies, our bye-laws contain provisions to minimize the risk that the Company or any of its insurance subsidiaries would be treated as a “controlled foreign corporation” (“CFC”) under the U.S. federal income tax laws. Transfer restrictions in our bye-laws generally prevent share transfers that would result in any U.S. person beneficially owning 10% or more of our common shares by vote or value. Additionally, under a voting cutback provision, the total voting power of any shareholder beneficially owning 10% or more of the total voting power of our voting shares will be reduced to less than 10% of the total voting power. Certain of our founders (who we also refer to as our “founding shareholders”), specifically American International Group, Inc., The Chubb Corporation and certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), all owned between 13% and 20% of our common shares at the time of our initial public offering. Our founding shareholders are treated differently than other shareholders under our current bye-laws in that they are prohibited from owning a greater percentage of our common shares than the percentage owned by each founder as of the closing date of our initial public offering (the “Founder Limits”), rather than 10% as for all other shareholders. Despite being able to hold in excess of 10% of our total common shares, our founding shareholders are subject to the 10% voting cutback provision like all other shareholders.

As part of a periodic review of our bye-laws, we considered increasing the Founder Limits to give the Company’s founders greater flexibility to acquire our common shares in the future. After discussion and in consultation with the Company’s advisors, our Board determined that increasing the Founder Limits to not more than 24.5% of our common shares, thereby allowing our founders to acquire and trade more of our common shares, would be in our best interest and in the best interests of our shareholders.

Our Board does not believe that the amendment to the Founder Limits as described above will make it more difficult for shareholders to obtain approval of any proposal or transaction that is not supported by our founders, nor will it enable our founders to obtain greater influence over the Company’s management and business. Under the revised bye-laws, each of our founders will, as before, be subject to the 10% voting cutback provision, such that no founder will be able to hold more than 10% of the total voting power of the Company. The Goldman Sachs Funds currently own only non-voting common shares and even if they were to increase their ownership percentage in the Company, they would continue to be required under our bye-laws to own only non-voting shares.

Our Board also does not believe that the amendment to the Founder Limits will decrease the voting power of the Company’s non-founding shareholders. Due to the 10% voting cutback and the fact that any additional shares acquired by the Goldman Sachs Funds will be deemed non-voting, a founder acquiring shares in excess of the current Founder Limits may actually serve to increase the relative voting power of the shares held by the non-founding shareholders.

ITEM C(3): VOTE “FOR” an amendment to the Company’s bye-laws to give the Board sole and absolute discretion to permit or prohibit transfers, purchases, acquisitions or issuances of shares, among other things, in accordance with the Company’s bye-laws.

Our bye-laws contain several provisions restricting the transferability by shareholders or issuance by us of common shares in violation of certain ownership limits, including the 10% ownership limit (by vote or value) for U.S. shareholders and Founder Limits described above. These ownership limits are generally designed to prevent the Company from being exposed to any materially adverse tax or regulatory consequences, including the risk that the Company or any of its insurance subsidiaries would be treated as a CFC under U.S. federal income tax laws. As currently drafted, certain of these bye-law restrictions are automatically applied and do not give our Board any flexibility to permit or prohibit a transfer or issuance of shares even if the Board believes such action, based on its review of all of the facts and circumstances (including its consideration of any adverse tax or regulatory consequences), is in our best interest and in the best interests of our shareholders. We adopted these automatic provisions in the context of our initial public offering and, based on our experience and independence as a public company over the past three years, have determined that it is in our best interest and in the best interests of our shareholders to give the Board greater flexibility in this regard. For example, under our current bye-laws, if a shareholder inadvertently acquired by transfer more than 10% of our common shares, the transfer would not be registered, or, if already registered, would be reversed. To avoid placing one of our valued shareholders in this difficult position, we believe our Board should have the ability to permit the transfer and potentially work with the shareholder to come up with an alternative solution. After discussion and in consultation with the Company’s advisors, our Board believes that the bye-laws should be amended to give the Board sole and absolute discretion to permit or prohibit a transfer or issuance of shares, or to take certain other actions with respect thereto, in accordance with the Company’s bye-laws.

Our Board believes that the amendments proposed by this Item C(3) will better serve the Company’s shareholders by giving the Board greater flexibility to permit or prohibit share transfers and issuances and to take other related actions that are in the best interests of the Company and its shareholders, rather than relying solely on the automatic operation of a bye-law provision that may not necessarily achieve the same result. With respect to share issuances, our Board does not have a history of overreaching in this regard and, outside of our equity compensation plans, has not issued any shares since our initial public offering. The Company will remain subject to the New York Stock Exchange listing requirement that limits the percentage of shares that can be issued, without shareholder approval, to 20% of the Company’s outstanding shares.

The Company does not expect that approval and adoption of the Third Amended and Restated Bye-Laws, or any part thereof, will have any specific U.S. federal income tax consequences to the Company’s shareholders, or materially increase the risk that the Company or any of its insurance subsidiaries will be treated as a CFC under U.S. federal income tax laws.

Thank you for your continued support.

Very truly yours,

/s/ Scott A. Carmilani
Scott A. Carmilani
President, Chief Executive Officer, and
Chairman of the Board

Important Information

The Company has filed a proxy statement in connection with its 2009 Annual General Meeting of Shareholders. The Company’s shareholders are strongly advised to read the proxy statement and the accompanying proxy card, as they contain important information. Shareholders can obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) for free at the Internet website maintained by the SEC at www.sec.gov and the Company’s website at www.awac.com.

Note on Forward-Looking Statements

This letter may contain forward-looking statements reflecting the Company’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Forward-looking statements could be affected by various factors, including those identified in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.